UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                                 (Rule 13d-101)
                                 Amendment No. 7

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a)
                 AND AMENDMENTS THERETO FILED PURSUANT TO RULE
                                    13d-2(a)

                           The Stride Rite Corporation
                           ---------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.25 per share
                         (Title of Class of Securities)


                                    863314100
                                    ---------
                                 (CUSIP Number)


                            Mr. James A. Mitarotonda
                  c/o Barington Companies Equity Partners, L.P.
                         888 Seventh Avenue, 17th Floor
                               New York, NY 10019
                                 (212) 974-5700
                                 --------------
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)


                                February 2, 2007
                                ----------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13d-1(g), check the following box: |_|.

                                  SCHEDULE 13D
CUSIP No. 863314100

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Barington Companies Equity Partners, L.P.                        13-4088890
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [X]
                                                                         (b) [_]
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS            WC
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                      |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------
                           7)       SOLE VOTING POWER
NUMBER OF                           343,573
SHARES            --------------------------------------------------------------
BENEFICIALLY               8)       SHARED VOTING POWER
OWNED BY                            none
EACH              --------------------------------------------------------------
REPORTING                  9)       SOLE DISPOSITIVE POWER
PERSON                              343,573
WITH              --------------------------------------------------------------
                          10)       SHARED DISPOSITIVE POWER
                                    none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     343,573
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.95%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
     PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 863314100

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Barington Companies Investors, LLC                               13-4126527
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a)[X]
                                                                          (b)[_]
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS            OO
------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                      |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------
                           7)       SOLE VOTING POWER
NUMBER OF                           343,573
SHARES            --------------------------------------------------------------
BENEFICIALLY               8)       SHARED VOTING POWER
OWNED BY                            none
EACH              --------------------------------------------------------------
REPORTING                  9)       SOLE DISPOSITIVE POWER
PERSON                              343,573
WITH              --------------------------------------------------------------
                          10)       SHARED DISPOSITIVE POWER
                                    none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     343,573
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.95%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
     OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 863314100

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Barington Investments, L.P.                                     20-2871525
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a)[X]
                                                                          (b)|_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS            WC
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                      |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------
                           7)       SOLE VOTING POWER
NUMBER OF                           218,907
SHARES            --------------------------------------------------------------
BENEFICIALLY               8)       SHARED VOTING POWER
OWNED BY                            none
EACH              --------------------------------------------------------------
REPORTING                  9)       SOLE DISPOSITIVE POWER
PERSON                              218,907
WITH              --------------------------------------------------------------
                          10)       SHARED DISPOSITIVE POWER
                                    none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     218,907
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.61%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
     PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 863314100

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Barington Companies Advisors, LLC                                20-0327470
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [X]
                                                                         (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS            OO
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                      |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------
                           7)       SOLE VOTING POWER
NUMBER OF                           218,907
SHARES            --------------------------------------------------------------
BENEFICIALLY               8)       SHARED VOTING POWER
OWNED BY                            none
EACH              --------------------------------------------------------------
REPORTING                  9)       SOLE DISPOSITIVE POWER
PERSON                              218,907
WITH              --------------------------------------------------------------
                          10)       SHARED DISPOSITIVE POWER
                                    none
------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     218,907
------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.61%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
     OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 863314100

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Barington Companies Offshore Fund, Ltd.
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [X]
                                                                         (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS            WC
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                      |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
     British Virgin Islands
--------------------------------------------------------------------------------
                           7)       SOLE VOTING POWER
NUMBER OF                           529,618
SHARES            --------------------------------------------------------------
BENEFICIALLY               8)       SHARED VOTING POWER
OWNED BY                            none
EACH              --------------------------------------------------------------
REPORTING                  9)       SOLE DISPOSITIVE POWER
PERSON                              529,618
WITH              --------------------------------------------------------------
                          10)       SHARED DISPOSITIVE POWER
                                    none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     529,618
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.47%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
     CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 863314100

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Barington Offshore Advisors II, LLC                              20-8325785
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a)[X]
                                                                         (b)|_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS            OO
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                      |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------
                           7)       SOLE VOTING POWER
NUMBER OF                           529,618
SHARES            --------------------------------------------------------------
BENEFICIALLY               8)       SHARED VOTING POWER
OWNED BY                            none
EACH              --------------------------------------------------------------
REPORTING                  9)       SOLE DISPOSITIVE POWER
PERSON                              529,618
WITH              --------------------------------------------------------------
                          10)       SHARED DISPOSITIVE POWER
                                    none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     529,618
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.47%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
     IA, OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 863314100

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Barington Offshore Advisors, LLC                                 20-4797640
 -------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS   OO
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                      |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
---------------------------------------------------------------------------
                           7)       SOLE VOTING POWER
NUMBER OF                           none
SHARES            --------------------------------------------------------------
BENEFICIALLY               8)       SHARED VOTING POWER
OWNED BY                            none
EACH              --------------------------------------------------------------
REPORTING                  9)       SOLE DISPOSITIVE POWER
PERSON                              none
WITH              --------------------------------------------------------------
                          10)       SHARED DISPOSITIVE POWER
                                    none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     none
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     none
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
     IA, OO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 863314100

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Barington Capital Group, L.P.                                    13-3635132
 -------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS OO
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                      |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
     New York
--------------------------------------------------------------------------------
                           7)       SOLE VOTING POWER
NUMBER OF                           1,092,098
SHARES            --------------------------------------------------------------
BENEFICIALLY               8)       SHARED VOTING POWER
OWNED BY                            none
EACH              --------------------------------------------------------------
REPORTING                  9)       SOLE DISPOSITIVE POWER
PERSON                              1,092,098
WITH              --------------------------------------------------------------
                          10)       SHARED DISPOSITIVE POWER
                                    none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,092,098
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
--------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     3.03%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
     PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 863314100

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     LNA Capital Corp.                                                13-3635168
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [X]
                                                                         (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS            OO
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                      |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------
                           7)       SOLE VOTING POWER
NUMBER OF                           1,092,098
SHARES            --------------------------------------------------------------
BENEFICIALLY               8)       SHARED VOTING POWER
OWNED BY                            none
EACH              --------------------------------------------------------------
REPORTING                  9)       SOLE DISPOSITIVE POWER
PERSON                              1,092,098
WITH              --------------------------------------------------------------
                          10)       SHARED DISPOSITIVE POWER
                                    none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,092,098
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     3.03%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
     CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 863314100

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     James A. Mitarotonda
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [X]
                                                                         (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS            OO
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                      |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
--------------------------------------------------------------------------------
                           7)       SOLE VOTING POWER
NUMBER OF                           1,092,098
SHARES            --------------------------------------------------------------
BENEFICIALLY               8)       SHARED VOTING POWER
OWNED BY                            none
EACH              --------------------------------------------------------------
REPORTING                  9)       SOLE DISPOSITIVE POWER
PERSON                              1,092,098
WITH              --------------------------------------------------------------
                          10)       SHARED DISPOSITIVE POWER
                                    none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,092,098
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     3.03%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 863314100

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Starboard Value and Opportunity Master Fund Ltd.
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [X]
                                                                         (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS            WC
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                      |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
     Cayman Islands
--------------------------------------------------------------------------------
                           7)       SOLE VOTING POWER
NUMBER OF                           542,078
SHARES            --------------------------------------------------------------
BENEFICIALLY               8)       SHARED VOTING POWER
OWNED BY                            none
EACH              --------------------------------------------------------------
REPORTING                  9)       SOLE DISPOSITIVE POWER
PERSON                              542,078
WITH              --------------------------------------------------------------
                          10)       SHARED DISPOSITIVE POWER
                                    none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     542,078
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.50%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
     CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 863314100

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Parche, LLC                                                      20-0870632
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [X]
                                                                         (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS            WC
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                      |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------
                           7)       SOLE VOTING POWER
NUMBER OF                           105,423
SHARES            --------------------------------------------------------------
BENEFICIALLY               8)       SHARED VOTING POWER
OWNED BY                            none
EACH              --------------------------------------------------------------
REPORTING                  9)       SOLE DISPOSITIVE POWER
PERSON                              105,423
WITH              --------------------------------------------------------------
                          10)       SHARED DISPOSITIVE POWER
                                    none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     105,423
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.29%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
     OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 863314100

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Admiral Advisors, LLC                                            37-1484525
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [X]
                                                                         (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS            OO
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                      |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------
                           7)       SOLE VOTING POWER
NUMBER OF                           647,501
SHARES            --------------------------------------------------------------
BENEFICIALLY               8)       SHARED VOTING POWER
OWNED BY                            none
EACH              --------------------------------------------------------------
REPORTING                  9)       SOLE DISPOSITIVE POWER
PERSON                              647,501
WITH              --------------------------------------------------------------
                          10)       SHARED DISPOSITIVE POWER
                                    none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     647,501
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.79%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
     OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 863314100

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Ramius Capital Group, L.L.C.                                     13-3937658
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [X]
                                                                         (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS            OO
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                      |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------
                           7)       SOLE VOTING POWER
NUMBER OF                           647,501
SHARES            --------------------------------------------------------------
BENEFICIALLY               8)       SHARED VOTING POWER
OWNED BY                            none
EACH              --------------------------------------------------------------
REPORTING                  9)       SOLE DISPOSITIVE POWER
PERSON                              647,501
WITH              --------------------------------------------------------------
                          10)       SHARED DISPOSITIVE POWER
                                    none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     647,501
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.79%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
     IA, OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 863314100

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     C4S & Co., L.L.C.                                                13-3946794
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [X]
                                                                         (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS            OO
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                      |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------
                           7)       SOLE VOTING POWER
NUMBER OF                           647,501
SHARES            --------------------------------------------------------------
BENEFICIALLY               8)       SHARED VOTING POWER
OWNED BY                            none
EACH              --------------------------------------------------------------
REPORTING                  9)       SOLE DISPOSITIVE POWER
PERSON                              647,501
WITH              --------------------------------------------------------------
                          10)       SHARED DISPOSITIVE POWER
                                    none
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     647,501
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.79%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
     OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 863314100

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Peter A. Cohen
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [X]
                                                                         (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS            OO
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                      |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
--------------------------------------------------------------------------------
                           7)       SOLE VOTING POWER
NUMBER OF                           none
SHARES            --------------------------------------------------------------
BENEFICIALLY               8)       SHARED VOTING POWER
OWNED BY                            647,501
EACH              --------------------------------------------------------------
REPORTING                  9)       SOLE DISPOSITIVE POWER
PERSON                              none
WITH              --------------------------------------------------------------
                          10)       SHARED DISPOSITIVE POWER
                                    647,501
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     647,501
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.79%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 863314100

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Morgan B. Stark
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [X]
                                                                         (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS            OO
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                      |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
--------------------------------------------------------------------------------
                           7)       SOLE VOTING POWER
NUMBER OF                           none
SHARES            --------------------------------------------------------------
BENEFICIALLY               8)       SHARED VOTING POWER
OWNED BY                            647,501
EACH              --------------------------------------------------------------
REPORTING                  9)       SOLE DISPOSITIVE POWER
PERSON                              none
WITH              --------------------------------------------------------------
                          10)       SHARED DISPOSITIVE POWER
                                    647,501
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     647,501
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.79%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 863314100

1)   NAME OF REPORTING PERSON
     S.S.OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Jeffrey M. Solomon
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [X]
                                                                         (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS            OO
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                      |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
--------------------------------------------------------------------------------
                           7)       SOLE VOTING POWER
NUMBER OF                           none
SHARES            --------------------------------------------------------------
BENEFICIALLY               8)       SHARED VOTING POWER
OWNED BY                            647,501
EACH              --------------------------------------------------------------
REPORTING                  9)       SOLE DISPOSITIVE POWER
PERSON                              none
WITH              --------------------------------------------------------------
                          10)       SHARED DISPOSITIVE POWER
                                    647,501
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     647,501
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.79%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 863314100

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Thomas W. Strauss
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [X]
                                                                         (b) |_|
--------------------------------------------------------------------------------
3)   SEC USE ONLY
--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS            OO
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                      |_|
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
--------------------------------------------------------------------------------
                           7)       SOLE VOTING POWER
NUMBER OF                           none
SHARES            --------------------------------------------------------------
BENEFICIALLY               8)       SHARED VOTING POWER
OWNED BY                            647,501
EACH              --------------------------------------------------------------
REPORTING                  9)       SOLE DISPOSITIVE POWER
PERSON                              none
WITH              --------------------------------------------------------------
                          10)       SHARED DISPOSITIVE POWER
                                    647,501
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     647,501
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.79%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

         This Amendment No. 7 amends and supplements the Schedule 13D filed with the Securities and Exchange Commission (the "SEC") on February 1, 2006, as amended by that Amendment No. 1 filed with the SEC on March 2, 2006, that Amendment No. 2 filed with the SEC on May 31, 2006, that Amendment No. 3 filed with the SEC on June 7, 2006, that Amendment No. 4 filed with the SEC on June 15, 2006, that Amendment No. 5 filed with the SEC on November 8, 2006, and that Amendment No. 6 filed with the SEC on January 17, 2007 (together, the "Statement") by and on behalf of Barington Companies Equity Partners, L.P. ("Barington") and others with respect to the common stock, par value $0.25 per share (the "Common Stock"), of The Stride Rite Corporation, a Massachusetts corporation (the "Company"). The principal executive offices of the Company are located at 191 Spring Street, P.O. Box 9191, Lexington, Massachusetts 02420.

Item 2.  Identity and Background.

         Items 2(a) - (c) of the Statement are hereby amended and restated as follows:

      (a) - (c) This Statement is being filed by Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC, Barington Investments, L.P., Barington Companies Advisors, LLC, Barington Companies Offshore Fund, Ltd., Barington Offshore Advisors II, LLC, Barington Offshore Advisors, LLC, Barington Capital Group, L.P., LNA Capital Corp., James A. Mitarotonda, Parche, LLC, Starboard Value and Opportunity Master Fund Ltd., Admiral Advisors, LLC, Ramius Capital Group, L.L.C., C4S & Co., L.L.C., Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss (each, a "Reporting Entity" and, collectively, the "Reporting Entities"). As a result of a structural reorganization at Barington Capital Group, L.P., Barington Offshore Advisors, LLC is no longer a beneficial owner of Common Stock of the Company.

         As of February 5, 2007, the Reporting Entities are the beneficial owners of, in the aggregate, 1,739,599 shares of Common Stock, representing approximately 4.82% of the shares of Common Stock presently outstanding.

         Barington Companies Equity Partners, L.P. is a Delaware limited partnership. The principal business of Barington Companies Equity Partners, L.P. is acquiring, holding and disposing of investments in various companies. The address of the principal business and principal office of Barington Companies Equity Partners, L.P. is 888 Seventh Avenue, 17th Floor, New York, New York 10019.

         Barington Investments, L.P. is a Delaware limited partnership. The principal business of Barington Investments, L.P. is acquiring, holding and disposing of investments in various companies. The address of the principal business and principal office of Barington Investments, L.P. is 888 Seventh Avenue, 17th Floor, New York, New York 10019.

         Barington Companies Offshore Fund, Ltd. is an international business company organized under the laws of the British Virgin Islands. The principal business of Barington Companies Offshore Fund, Ltd. is acquiring, holding and disposing of investments in various companies. The address of the principal business and principal office of Barington Companies Offshore Fund, Ltd. is c/o Bison Financial Services Limited, Bison Court, Road Town, Tortola, British Virgin Islands. The executive officers and directors of Barington Companies Offshore Fund, Ltd. and their principal occupations and business addresses are set forth on Schedule I and incorporated by reference in this Item 2.

         The general partner of Barington Companies Equity Partners, L.P. is Barington Companies Investors, LLC. Barington Companies Investors, LLC is a Delaware limited liability company. The principal business of Barington Companies Investors, LLC is serving as the general partner of Barington Companies Equity Partners, L.P. The address of the principal business and principal office of Barington Companies Investors, LLC is 888 Seventh Avenue, 17th Floor, New York, New York 10019. James A. Mitarotonda is the Managing Member of Barington Companies Investors, LLC.

         The general partner of Barington Investments, L.P. is Barington Companies Advisors, LLC. Barington Companies Advisors, LLC is a Delaware limited liability company. The principal business of Barington Companies Advisors, LLC is serving as the general partner of Barington Investments, L.P. The address of the principal business and principal office of Barington Companies Advisors, LLC is 888 Seventh Avenue, 17th Floor, New York, New York 10019. James A. Mitarotonda is the Managing Member of Barington Companies Advisors, LLC.

         The investment advisor of Barington Companies Offshore Fund, Ltd. is Barington Offshore Advisors II, LLC. Barington Offshore Advisors II, LLC is a Delaware limited liability company. The principal business of Barington Offshore Advisors II, LLC is serving as the investment advisor of Barington Companies Offshore Fund, Ltd. The address of the principal business and principal office of Barington Offshore Advisors II, LLC is 888 Seventh Avenue, 17th Floor, New York, New York 10019. James A. Mitarotonda is the Managing Member of Barington Offshore Advisors II, LLC.

         Barington Companies Investors, LLC, Barington Companies Advisors, LLC and Barington Offshore Advisors II, LLC are each majority-owned subsidiaries of Barington Capital Group, L.P. Barington Capital Group, L.P. is a New York limited partnership. The principal business of Barington Capital Group, L.P. is acquiring, holding and disposing of investments in various companies. The address of the principal business and principal office of Barington Capital Group, L.P. is 888 Seventh Avenue, 17th Floor, New York, New York 10019.

         The general partner of Barington Capital Group, L.P. is LNA Capital Corp. LNA Capital Corp. is a Delaware corporation. The principal business of LNA Capital Corp. is serving as the general partner of Barington Capital Group, L.P. The address of the principal business and principal office of LNA Capital Corp. is c/o Barington Capital Group, L.P., 888 Seventh Avenue, 17th Floor, New York, New York 10019. James A. Mitarotonda is the sole stockholder and director of LNA Capital Corp. The executive officers of LNA Capital Corp. and their principal occupations and business addresses are set forth on Schedule II and incorporated by reference in this Item 2. The principal occupation of Mr. Mitarotonda is serving as the Chairman and Chief Executive Officer of Barington Capital Group, L.P. The business address of Mr. Mitarotonda is c/o Barington Capital Group, L.P., 888 Seventh Avenue, 17th Floor, New York, New York 10019.

         Starboard Value and Opportunity Master Fund Ltd. is an exempted company organized under the laws of the Cayman Islands formed to be a private investment fund. The address of the principal business and principal office of Starboard Value and Opportunity Master Fund Ltd. is c/o Citco Fund Services (Cayman Islands) Limited, Corporate Center, West Bay Road, Grand Cayman, Cayman Islands, British West Indies. The officers and directors of Starboard Value and Opportunity Master Fund Ltd. and their principal occupations and business addresses are set forth on Schedule III and incorporated by reference in this
Item 2. Parche, LLC is a Delaware limited liability company. The address of the principal business and principal office of Parche, LLC is 666 Third Avenue, 26th Floor, New York, New York 10017. Each of Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC has been formed for the purpose of making equity investments and, on occasion, taking an active role in the management of portfolio companies in order to enhance shareholder value.

         The managing member of Parche, LLC is Admiral Advisors, LLC, a Delaware limited liability company formed to be the managing member of Parche, LLC. Admiral Advisors, LLC also serves as the investment manager for Starboard Value and Opportunity Master Fund Ltd. The address of the principal business and principal office of Admiral Advisors, LLC is 666 Third Avenue, 26th Floor, New York, New York 10017.

      The sole member of Admiral Advisors, LLC is Ramius Capital Group, L.L.C. Ramius Capital Group, L.L.C. is a Delaware limited liability company that is engaged in money management and investment advisory services for third parties and proprietary accounts. The address of the principal business and principal office of Ramius Capital Group, L.L.C. is 666 Third Avenue, 26th Floor, New York, New York 10017. The managing member of Ramius Capital Group, L.L.C. is C4S & Co., L.L.C., a Delaware limited liability company formed to be the managing member of Ramius Capital Group, L.L.C. The address of the principal business and principal office of C4S & Co., L.L.C. is 666 Third Avenue, 26th Floor, New York, New York 10017. Each of Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss is a managing member of C4S & Co., L.L.C. The business address of each of Messrs. Cohen, Stark, Solomon and Strauss is 666 Third Avenue, 26th Floor, New York, New York 10017.

         The Reporting Entities do not believe that certain of the foregoing information is called for by the Items of Schedule 13D and are disclosing it for supplemental informational purposes only. Information with respect to each of the Reporting Entities is given solely by such Reporting Entity and no Reporting Entity shall have responsibility for the accuracy or completeness of information supplied by another Reporting Entity.

Item 5. Interest in Securities of the Issuer.

      Items 5(a), (b) and (c) of the Statement are hereby amended and restated as follows:

         (a) As of February 5, 2007, Barington Companies Equity Partners, L.P. beneficially owns an aggregate of 343,573 shares of Common Stock, representing approximately 0.95% of the shares of Common Stock presently outstanding based upon the 36,095,427 shares of Common Stock reported by the Company to be issued and outstanding as of September 30, 2006 in its Form 10-Q filed with the Securities and Exchange Commission on October 10, 2006 (the "Issued and Outstanding Shares").

         As of February 5, 2007, Barington Investments, L.P. beneficially owns 218,907 shares of Common Stock, constituting approximately 0.61% of the Issued and Outstanding Shares. As of February 5, 2007, Barington Companies Offshore Fund, Ltd. beneficially owns 529,618 shares of Common Stock, constituting approximately 1.47% of the Issued and Outstanding Shares. As the general partner of Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC may be deemed to beneficially own the 343,573 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., representing approximately 0.95% of the Issued and Outstanding Shares. As the general partner of Barington Investments, L.P., Barington Companies Advisors, LLC may be deemed to beneficially own the 218,907 shares of Common Stock beneficially owned by Barington Investments, L.P., representing approximately 0.61% of the Issued and Outstanding Shares. As the investment advisor to Barington Companies Offshore Fund, Ltd., Barington Offshore Advisors II, LLC may be deemed to beneficially own the 529,618 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., constituting approximately 1.47% of the Issued and Outstanding Shares. As the majority member of Barington Companies Investors, LLC, Barington Companies Advisors, LLC and Barington Offshore Advisors II, LLC, Barington Capital Group, L.P. may be deemed to beneficially own the 343,573 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 218,907 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 529,618 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., representing an aggregate of 1,092,098 shares, constituting approximately 3.03% of the Issued and Outstanding Shares. As the general partner of Barington Capital Group, L.P., LNA Capital Corp. may be deemed to beneficially own the 343,573 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 218,907 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 529,618 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., representing an aggregate of 1,092,098 shares of Common Stock, constituting approximately 3.03% of the Issued and Outstanding Shares. As the sole stockholder and director of LNA Capital Corp., James A. Mitarotonda may be deemed to beneficially own the 343,573 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 218,907 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 529,618 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., representing an aggregate of 1,092,098 shares of Common Stock, constituting approximately 3.03% of the Issued and Outstanding Shares. Mr. Mitarotonda has sole voting and dispositive power with respect to the 343,573 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 218,907 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 529,618 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd. Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

         As of February 5, 2007, each of Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC beneficially own 542,078 and 105,423 shares of Common Stock, respectively, constituting approximately 1.50% and 0.29%, respectively, of the Issued and Outstanding Shares. As the investment manager of Starboard Value and Opportunity Master Fund Ltd., and the managing member of Parche, LLC, Admiral Advisors, LLC may be deemed to beneficially own the 542,078 shares and the 105,423 shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC, respectively, representing an aggregate of 647,501 shares, constituting approximately 1.79% of the Issued and Outstanding Shares. As the sole member of Admiral Advisors, LLC, Ramius Capital Group, L.L.C. may be deemed to beneficially own the 542,078 shares and the 105,423 shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC, respectively, representing an aggregate of 647,501 shares, constituting approximately 1.79% of the Issued and Outstanding Shares. As the managing member of Ramius Capital Group, L.L.C., C4S & Co., L.L.C. may be deemed to beneficially own the 542,078 shares and the 105,423 shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC, respectively, representing an aggregate of 647,501 shares, constituting approximately 1.79% of the Issued and Outstanding Shares. As the managing members of C4S & Co., L.L.C., each of Peter A. Cohen, Morgan B. Stark, Jeffrey
M. Solomon and Thomas W. Strauss may be deemed to beneficially own the 542,078 shares and the 105,423 shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC, respectively, representing an aggregate of 647,501 shares, constituting approximately 1.79% of the Issued and Outstanding Shares. Each of Messrs. Cohen, Stark, Solomon and Strauss share voting and dispositive power with respect to the 542,078 shares and the 105,423 shares owned by Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC, respectively, by virtue of their shared authority to vote and dispose of such shares. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of such shares.

         The Reporting Entities do not believe that certain of the foregoing information is called for by the Items of Schedule 13D and are disclosing it for supplemental informational purposes only. Information with respect to each of the Reporting Entities is given solely by such Reporting Entity and no Reporting Entity shall have responsibility for the accuracy or completeness of information supplied by another Reporting Entity.

         (b) Each of the Reporting Entities may be deemed to have sole voting and dispositive power over the shares of Common Stock reported as beneficially owned by such person by virtue of their respective positions as described in paragraph (a), except that Messrs. Cohen, Stark, Solomon and Strauss have shared authority to vote and dispose of the shares reported as beneficially owned by them. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of the shares reported as beneficially owned by them.

         Except as set forth above, each of the other Reporting Entities may be deemed to have sole voting and dispositive power with respect to the shares each reports as beneficially owned by such person, regardless of the fact that multiple Reporting Entities within the same chain of ownership report sole voting and dispositive power with respect to such shares. Each such Reporting Entity reports sole voting and dispositive power with respect to such shares based on such person's relationship to the other Reporting Entities within the same chain of ownership. Except to the extent expressly stated herein, each Reporting Entity disclaims beneficial ownership of any shares of Common Stock beneficially owned by any other Reporting Entity.

         (c) All transactions effected since the filing of the Statement are described in Schedule IV attached hereto.

         Item 5(e) of the Statement is hereby amended and restated as follows:

         (e) As of February 2, 2007, the Reporting Entities cease to be subject to beneficial ownership filing requirements under Section 13 of the Securities Exchange Act of 1934, as amended, as their beneficial ownership of Common Stock is now below 5% of the shares of Common Stock presently outstanding.

Item 7. Material to be Filed as Exhibits.

         Item 7 of the Statement is hereby amended and supplemented as follows:

Exhibit No. Exhibit Description

99.7 Agreement of Joint Filing among Barington Companies Equity Partners, L.P., Barington Investments, L.P., Barington Companies Advisors, LLC, Barington Companies Investors, LLC, Barington Companies Offshore Fund, Ltd., Barington Offshore Advisors II, LLC, Barington Offshore Advisors, LLC, Barington Capital Group, L.P., LNA Capital Corp., James Mitarotonda, Starboard Value and Opportunity Master Fund Ltd., Parche, LLC, Admiral Advisors, LLC, Ramius Capital Group, L.L.C., C4S & Co., L.L.C., Peter A. Cohen, Morgan B. Stark, Jeffrey
            M. Solomon and Thomas W. Strauss dated February 6, 2007 (which supersedes and replaces the Agreement of Joint Filing dated May 30, 2006, as previously filed as an exhibit to the Schedule 13D/A filed with the SEC on May 31, 2006).

                                   SIGNATURES

        After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated:  February 6, 2007

                                 BARINGTON COMPANIES EQUITY PARTNERS, L.P.
                                 By:  Barington Companies Investors, LLC, its
                                      general partner

                                 By: /s/ James A. Mitarotonda
                                    ------------------------------------
                                 Name:   James A. Mitarotonda
                                 Title:  Managing Member


                                 BARINGTON COMPANIES INVESTORS, LLC

                                 By: /s/ James A. Mitarotonda
                                     -----------------------------------
                                 Name:   James A. Mitarotonda
                                 Title:  Managing Member


                                 BARINGTON INVESTMENTS, L.P.
                                 By: Barington Companies Advisors, LLC, its
                                     general partner

                                 By: /s/ James A. Mitarotonda
                                     -----------------------------------
                                 Name:   James A. Mitarotonda
                                 Title:  Managing Member


                                 BARINGTON COMPANIES ADVISORS, LLC

                                 By: /s/ James A. Mitarotonda
                                     -----------------------------------
                                 Name:   James A. Mitarotonda
                                 Title:  Managing Member


                                 BARINGTON COMPANIES OFFSHORE FUND, LTD.


                                 By: /s/ James A. Mitarotonda
                                     -----------------------------------
                                 Name:   James A. Mitarotonda
                                 Title:  President

                                 BARINGTON OFFSHORE ADVISORS II, LLC

                                 By: /s/ James A. Mitarotonda
                                     -----------------------------------
                                 Name:   James A. Mitarotonda
                                 Title:  Authorized Signatory


                                 BARINGTON OFFSHORE ADVISORS, LLC

                                 By: /s/ James A. Mitarotonda
                                     -----------------------------------
                                 Name:   James A. Mitarotonda
                                 Title:  Authorized Signatory


                                 BARINGTON CAPITAL GROUP, L.P.
                                 By:  LNA Capital Corp., its general
                                      partner

                                 By: /s/ James A. Mitarotonda
                                     -----------------------------------
                                 Name:   James A. Mitarotonda
                                 Title:  President and CEO

                                 LNA CAPITAL CORP.

                                 By: /s/ James A. Mitarotonda
                                     -----------------------------------
                                 Name:   James A. Mitarotonda
                                 Title:  President and CEO


                                 /s/ James A. Mitarotonda
                                 ---------------------------------------
                                 James A. Mitarotonda

STARBOARD VALUE AND                           ADMIRAL ADVISORS, LLC
OPPORTUNITY MASTER FUND LTD.                  By: Ramius Capital Group, L.L.C.,
                                              its sole member
PARCHE, LLC
By: Admiral Advisors, LLC, its                RAMIUS CAPITAL GROUP, L.L.C.
managing member                               By: C4S & Co., L.L.C.,
                                              as managing member

                                              C4S & CO., L.L.C.



                                 By: /s/ Jeffrey M. Solomon
                                     ----------------------
                                 Name:   Jeffrey M. Solomon
                                 Title: Authorized Signatory



JEFFREY M. SOLOMON

/s/ Jeffrey M. Solomon
----------------------
Individually and as attorney-in-fact for
Peter A. Cohen, Morgan B. Stark and
Thomas W. Strauss

                                   SCHEDULE I

        Directors and Officers of Barington Companies Offshore Fund, Ltd.

Name and Position                  Principal Occupation              Principal Business Address
-----------------                  --------------------              --------------------------

James A. Mitarotonda               Chairman and Chief Executive      888 Seventh Avenue
Director and President             Officer of Barington Capital      17th Floor
                                   Group, L.P.                       New York, NY 10019

Sebastian E. Cassetta              Senior Managing Director and      888 Seventh Avenue
Director                           Chief Operating Officer of        17th Floor
                                   Barington Capital Group, L.P.     New York, NY 10019

Jonathan Clipper                   Managing Director of              7 Reid Street, Suite 108
Director                           Bedford Management Ltd.           Hamilton HM11, Bermuda

Graham Cook                        Director/Manager, Corporate       Bison Court
Director                           Services of Byson Financial       P.O. Box 3460
                                   Services, Ltd.                    Road Town, Tortola
                                                                     British Virgin Islands

Citigroup Fund Services, Ltd.      Fund Administration               Washington Mall 1, 3rd Flr.
Secretary                                                            22 Church Street
                                                                     Hamilton HM11, Bermuda

Melvyn Brunt                       Chief Financial Officer of        888 Seventh Avenue
Treasurer                          Barington Capital Group, L.P.     17th Floor
                                                                     New York, NY 10019

                                   SCHEDULE II

                          Officers of LNA Capital Corp.

Name and Position                  Principal Occupation              Principal Business Address
-----------------                  --------------------              --------------------------

James A. Mitarotonda               Chairman and Chief Executive      888 Seventh Avenue
President and CEO                  Officer of Barington Capital      17th Floor
                                   Group, L.P.                       New York, NY 10019

Sebastian E. Cassetta              Senior Managing Director and      888 Seventh Avenue
Secretary                          Chief Operating Officer of        17th Floor
                                   Barington Capital Group, L.P.     New York, NY 10019

Melvyn Brunt                       Chief Financial Officer of        888 Seventh Avenue
Treasurer                          Barington Capital Group, L.P.     17th Floor
                                                                     New York, NY 10019

                                  SCHEDULE III

   Directors and Officers of Starboard Value and Opportunity Master Fund Ltd.

Name and Position                  Principal Occupation              Principal Business Address
-----------------                  --------------------              --------------------------

Mark Mitchell                      Executive Managing Director of    666 Third Avenue
Director                           Ramius Capital Group, L.L.C.      26th Floor
                                                                     New York, New York 10017

Jeffrey M. Solomon                 Managing Member of C4S &          666 Third Avenue
Director                           Co., L.L.C., which is the         26th Floor
                                   Managing Member of Ramius         New York, New York 10017
                                   Capital Group, L.L.C.

CFS Company Ltd.                   Nominee Company registered        c/o Citco Fund Services (Cayman
Director                           with Cayman Islands Monetary      Islands) Limited
                                   Authority and is affiliated       Corporate Center
                                   with Administrator of the Fund    West Bay Road
                                                                     Grand Cayman, Cayman Islands
                                                                     British West Indies

CSS Corporation Ltd.               Affiliate of the Administrator    c/o Citco Fund Services (Cayman
Secretary                          of the Fund                       Islands) Limited
                                                                     Corporate Center
                                                                     West Bay Road
                                                                     Grand Cayman, Cayman Islands
                                                                     British West Indies

                                   SCHEDULE IV

           This schedule sets forth information with respect to each sale of Common Stock which was effectuated by a Reporting Entity since the filing of the Statement. All transactions were effectuated in the open market through a broker.


Shares sold by Barington Companies Equity Partners, L.P.

                   Number of
Date                Shares          Price Per Share            Cost(*)
----               ---------        ---------------         -------------
1/24/2007           (340)               $17.150              $(5,831.00)
1/24/2007           (23,625)            $17.100              $(403,987.50)
1/25/2007           (1,670)             $17.157              $(28,652.19)
1/26/2007           (347)               $17.000              $(5,899.00)
1/29/2007           (5,639)             $17.000              $(95,863.00)
2/1/2007            (1,040)             $17.387              $(18,082.48)
2/2/2007            (28,350)            $17.669              $(500,916.15)
2/2/2007            (2,110)             $17.596              $(37,127.56)

Shares sold by Barington Companies Offshore Fund, Ltd.

                   Number of
Date                Shares          Price Per Share            Cost(*)
----               ---------        ---------------         -------------
1/24/2007           (220)               $17.150              $(3,773.00)
1/24/2007           (36,375)            $17.100              $(622,012.50)
1/25/2007           (2,570)             $17.157              $(44,093.49)
1/26/2007           (533)               $17.000              $(9,061.00)
1/29/2007           (8,681)             $17.000              $(147,577.00)
2/1/2007            (1,600)             $17.387              $(27,819.20)
2/2/2007            (43,650)            $17.669              $(771,251.85)
2/2/2007            (3,250)             $17.596              $(57,187.00)


Shares sold by Barington Investments, L.P.

                   Number of
Date                Shares          Price Per Share            Cost(*)
----               ---------        ---------------         -------------
1/24/2007           (140)               $17.150              $(2,401.00)
1/24/2007           (15,000)            $17.100              $(256,500.00)
1/25/2007           (1,060)             $17.157              $(18,186.42)
1/26/2007           (220)               $17.000              $(3,740.00)
1/29/2007           (3,580)             $17.000              $(60,860.00)
2/1/2007            (660)               $17.387              $(11,475.42)
2/2/2007            (18,000)            $17.669              $(318,042.00)
2/2/2007            (1,340)             $17.596              $(23,578.64)


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Shares sold by Starboard Value and Opportunity Master Fund Ltd.

                  Number of
Date               Shares           Price Per Share            Cost(*)
----              ---------         ---------------         -------------
1/22/2007          (126,000)            $16.8667             $(2,125,204.20)
1/23/2007          (54,600)             $17.0004             $(928,221.84)

Shares sold by Parche, LLC

                  Number of
Date               Shares           Price Per Share            Cost(*)
----              ---------         ---------------         -------------
1/22/2007          (24,000)             $16.8667             $(404,800.80)
1/23/2007          (10,400)             $17.0004             $(176,804.16)

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(*) Excludes commissions and other execution-related costs.